Exhibit 2

KK G.P.
1701 Pennsylvania Avenue, Suite 801

Washington, D.C. 20006

July 6, 2021

[Investor]

[Address]
[Address]
[Address]

Ladies and Gentlemen:

1.	This Agreement (this “Agreement”) is made by and among KK G.P., a Delaware general partnership (the “Partnership”), JAB Holdings B.V., a private limited liability company organized under the laws of the Netherlands (“JAB Holdings”), and the Partner (as defined in the Partnership Agreement (as defined below)) of the Partnership set forth on Annex A hereto (the “Investor”; or collectively, with the Partnership and JAB Holdings, the “Parties”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them respectively in the Partnership Agreement or Investment Agreement (as defined below), as applicable.

2.	Reference is made to (i) the Partnership Agreement, dated as of December 27, 2018, by and among JAB Holdings, as Managing General Partner of the Partnership, the Investor and the other Partners thereto (the “Partnership Agreement”) and (ii) the Investment Agreement, dated as of December 27, 2018, by and among the Partnership, the Investor and the other parties thereto (the “Investment Agreement”).

Recitals

3.	Each of the Parties acknowledges, understands and agrees that as of the date hereof, (i) the Investor is the beneficial owner of the Partnership Interest (as defined in the Partnership Agreement) set forth on Annex A hereto and (ii) the Partnership owns shares (“Shares”) of common stock, par value $0.01 per share, of Krispy Kreme, Inc. (“Krispy Kreme”).

4.	It is the desire of the Parties that the Partnership distribute to the Investor the Redemption Consideration as set forth on Annex A hereto (the “Redemption Consideration”) in [full] redemption of the Investor’s Partnership Interest (the “Redeemed Interest”).

Representations and Warranties

5.	Each of the Investor and the Partnership represents and warrants to the others, solely as to itself and severally but not jointly, that:

a.	Such Party has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due authorization and execution of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its, terms except that such enforcement may be subject to applicable bankruptcy, insolvency or other laws now or hereafter in effect affecting creditors’ rights generally.

b.	The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to such Party, or conflict with or result in any breach or default under (with or without notice or lapse of time, or both), any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which such Party is a party or by which such Party may be bound or affected.

6.	The Investor hereby represents and warrants to the Partnership that it has good and marketable title to the Redeemed Interest, free and clear of all encumbrances including, without limitation, all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, licenses, security agreements or other agreements, arrangements, commitments, contracts, obligations, charges or any other encumbrances of any kind or character (collectively, “Encumbrances”), except pursuant to applicable securities laws and any such restrictions set forth in the Partnership Agreement or the Investment Agreement.

7.	The Partnership hereby represents and warrants to the Investor that it has good and marketable title to the Redemption Consideration, free and clear of all Encumbrances.

Redemption

8.	Each of the Investor and the Partnership agrees that, subject to and conditioned on (i) the consummation of the initial public offering of Krispy Kreme and (ii) the execution and delivery by the Investor to the Partnership of a lock up agreement in the form attached as Annex B hereto (the “Lock Up Agreement”) (which Lock Up Agreement shall be substantially the same form as the lock up agreement executed by JAB Holdings or applicable affiliate thereof (the “JAB Lock Up Agreement”)), the Investor shall sell and transfer to the Partnership, free and clear of any and all Encumbrances, and the Partnership shall purchase and redeem from the Investor, the Redeemed Interest, in consideration for which, the Partnership shall transfer to the Investor, free and clear of any and all Encumbrances, and the Investor hereby purchases from the Partnership, the Redemption Consideration (the “Redemption”).

Miscellaneous

9.	[Upon the written request of the Investor, JAB Holdings shall use its reasonable best efforts to cause Krispy Kreme to enter into an agreement with the Investor that shall provide the Investor with the right to require Krispy Kreme to register the resale of the Redemption Consideration, upon terms and subject to conditions substantially identical to the rights provided in Section 3 of that certain investor rights agreement, dated July 6, 2021, by and among JAB Holdings, Krispy Kreme and the other parties identified therein (the “IRA”), subject to indemnification and procedural obligations substantially identical to those set forth in the IRA, and customary blackout period restrictions that apply to Krispy Kreme insiders generally. The Investor shall not request that such agreement provide for any terms or conditions that, if given effect, would give rise to a breach by Krispy Kreme of Section 6 of the IRA. For the avoidance of doubt, such agreement shall provide the Investor with shelf registration rights only and shall not provide the demand registration, piggyback registration, underwritten offering, information or governance rights provided in the IRA.]

10.	After expiration of the Lock Up Agreement, JAB Holdings shall use its reasonable best efforts to cause Krispy Kreme to remove any restrictive legends attached to the Redemption Consideration held by the Investor or any successor permitted hereby that is an affiliate of the Investor, no later than two business days from receipt of a written request from the Investor if (i) such shares have been or will be transferred in compliance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) solely for purposes of transferring to and holding in a portfolio margin account, such shares are eligible to be transferred in compliance with Rule 144 under the Securities Act; provided that in the case of this clause (ii), the Investor has received written confirmation from the financial institution at which the relevant margin account shall be held that upon foreclosure no transfer of such shares shall be made other than in compliance with U.S. securities laws, (iii) such shares are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act without the requirement for Krispy Kreme to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act as to such Shares and without volume or manner-of-sale restrictions or (iv) such shares have been or will be transferred in accordance with the plan of distribution in any registration statement or prospectus supplement that registers such shares for resale under the Securities Act.

11.	JAB Holdings agrees that it will not seek or utilize any waiver, release or concession with respect to any of the terms of the JAB Lock Up Agreement unless Investor receives an identical waiver, release or concession with respect to the terms of the Lock Up Agreement.

12.	Each Party further agrees to promptly execute and deliver any additional documents and take such further actions as may be necessary or desirable to carry out all of the foregoing aspects of this Agreement.

13.	Section 12 of the Investment Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a countersigned copy of this Agreement, which shall thereupon constitute a binding agreement as of the date first written above.

KK G.P.
By: JAB HOLDINGS B.V., its Managing General Partner

By:
Name:
Title:

By:
Name:
Title:

JAB HOLDINGS B.V.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Redemption Agreement]

ACKNOWLEDGED AND AGREED:

[INVESTOR]

By:
Name:
Title:

[Signature Page to Redemption Agreement]

Annex A

Investors

Redemption Consideration
Investor	Partnership Interest		Shares	Cash (USD)
[●]	[●	]%	[●]	$	[●	]

Annex A - Investors

Annex B

Form of Lock Up Agreement

[See Attached.]

Annex B - Form of Lock Up Agreement